Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

1 May 2012

GoIndustry-DoveBid plc

Response to recent movement in share price and commencement of offer period

The Board of GoIndustry-DoveBid plc (“GoIndustry-DoveBid” or the “Company”) notes the recent movement in the share price of the Company and confirms that the Company is in discussions with Liquidity Services, Inc, which may result in an offer being made for the Company. There is no certainty that these discussions will result in an offer being made for the Company.

In accordance with Rule 2.6(a) of the Takeover Code, Liquidity Services, Inc will have until 5.00pm on 29 May 2012 (or such later time and/or date as may be agreed by the Takeover Panel) to announce either a firm intention to make an offer for GoIndustry-DoveBid or that it does not intend to make an offer.

Further announcements will be made as appropriate.

Enquiries:

Jack Reinelt GoIndustry DoveBid	Tel: 020 7098 3700
Leslie-Ann Reed GoIndustry DoveBid	Tel: 020 7098 3700
Chris Fielding WH Ireland Ltd	Tel: 020 7220 1650

A copy of this announcement will be available at www. Go-Dove.com. The content of the website referred to in this announcement is not incorporated into and does not form part of this announcement.

WH Ireland Limited (which is authorised and regulated in the United Kingdom by the Financial Services Authority) is acting exclusively for the Company and for no one else in connection with any possible offer and will not be responsible to anyone other than the Company for providing the protections afforded to WH Ireland clients nor for providing advice in relation to any possible offer or any other matters referred to in this announcement.

Rule 2.10 disclosure

In accordance with Rule 2.10 of the Code, the Company confirms that it has 9,798,494 ordinary shares of 1p each in issue and admitted to trading on the London Stock Exchange with the ISIN GB00B5V5DB07. In addition, the Company has in issue £500,000 of convertible loan notes which are convertible into ordinary shares.

Dealing Disclosure Requirements of the Takeover Code (the “Code”)

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom

Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.